WARRANTECH CORPORATION AND SUBSIDIARIES
                                       EXHIBIT 11
                      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                       (UNAUDITED)

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
                                         For the Nine Months Ended     For the Three Months Ended
                                                December 31,                  December 31,
                                             1994          1993            1994          1993
                                         ___________     __________     __________    __________
Earnings:
   Net income                            $ 2,191,161     $    94,697    $ 1,032,696  $    79,671
                                          ==========      ==========     ==========   ==========

Weighted average shares outstanding:

Primary (A):

   Common shares                          12,936,106      12,885,208     12,955,291    12,900,601
   Assumed exercise of stock options         712,610         735,013        846,132       999,181
   Assumed conversion of preferred stock   1,893,056         511,593      2,068,340     1,830,165
                                          __________      __________     __________    __________
                                          15,541,772      14,131,814     15,869,763    15,729,947
                                          ==========      ==========     ==========    ==========

Fully diluted (B):

   Common shares                          12,936,106      12,885,208     12,955,291    12,900,601
   Assumed exercise of stock options       2,013,601       1,895,332      2,013,601     1,895,332
   Assumed conversion of preferred stock   1,934,636       2,279,514      1,934,636     2,279,514
                                          __________      __________     __________    __________
                                          16,884,343      17,060,054     16,903,528    17,075,447
                                          ==========      ==========     ==========    ==========

Earnings Per Common Share:

Primary (A):

   Net income                                 $.14            $.01           $.07          $.01
                                          ==========      ==========      =========     =========

Fully diluted (B):

   Net income                                 $.13            $.01           $.06            N.M.
                                          ==========      ==========      =========     ==========

(A) The treasury stock method was used in the calculation of primary earnings per share for all periods presented.

(B) The modified treasury stock method was used in the calculation of fully diluted earnings per share for the nine and three months ended December 31, 1994.
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